Exhibit 99.1

Media Contact:	William H. Galligan	Phone:	816/983-1551
bgalligan@kcsouthern.com

Kansas City Southern Reports First Quarter Revenue Growth of 12% on a 7% Increase in

Volumes; Earnings per Share $0.58

First Quarter 2011 Results

•	Revenues of $489 million, a 12% increase from prior year on a 7% increase in carloadings

•	Operating income of $128 million, an increase of 18% from a year ago

•	Operating ratio of 73.8%, a 1.4 point improvement over first quarter 2010

•	Diluted earnings per share of $0.58 for first quarter 2011 up from $0.34 in the first quarter 2010

Kansas City, MO, April 21, 2011. Kansas City Southern (KCS) (NYSE:KSU) reported first quarter 2011 revenues of $489 million, a 12% increase compared to the corresponding 2010 period. Overall, carload volumes were 7% higher than in first quarter 2010.

The improvement in revenue was led by Automotive with a 43% increase in first quarter 2011 as compared to the same period a year ago. Intermodal revenues also showed strength increasing 27% over the same time period. Other revenue improvements were 19% for Industrial and Consumer Products; 9% for Coal; and 8% for Chemical and Petroleum. Agriculture and Minerals reported a decline of 1%, attributable to a decline in cross border traffic into Mexico as availability of crops from a strong Mexican harvest has been sufficient to meet the local demand.

Operating expenses for the first quarter of $361 million were $33 million higher than the corresponding 2010 period, primarily due to a 31% increase in fuel. Operating income for the first quarter of 2011 was $128 million, which was 18% higher than 2010. KCS’s record first quarter operating ratio of 73.8% compared favorably with the 75.2% operating ratio reported for the corresponding 2010 period.

Net income available to common stockholders in the first quarter totaled $63 million, or $0.58 per diluted share, compared to $33 million, or $0.34 per diluted share in first quarter 2010.

“KCS’s first quarter results came in on track with our internal expectations and consistent with the volume and revenue guidance we provided for full year 2011,” stated David L. Starling,

president and chief executive officer. “In addition, our first quarter operating ratio improvement of 1.4 points is in line with the 1 to 1.5 point improvement guidance we gave for 2011; this despite higher fuel expense that we were unable to fully recover during the first quarter that cost approximately one point on the operating ratio.

“Business levels continue to be generally strong. We are especially pleased with the expansive growth in our intermodal business highlighted by 44% volume growth out of Lázaro Cárdenas and a 70% increase in our cross-border intermodal traffic. It is apparent that shippers are embracing the service we are providing over these corridors.

“KCS continues to perform at historically high levels of profitability. We believe our substantial market opportunities and determined efforts to control expenses should allow us to maintain our momentum through the year.”

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de México, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’s Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern

Statements of Income

(In millions, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues	$488.6	$436.3

Operating expenses:
Compensation and benefits	100.4	90.7
Purchased services	48.1	44.9
Fuel	79.5	60.8
Equipment costs	41.4	38.7
Depreciation and amortization	45.7	45.8
Materials and other	45.7	47.2

Total operating expenses	360.8	328.1

Operating income	127.8	108.2

Equity in net earnings of unconsolidated affiliates	3.6	6.4
Interest expense	(33.1)	(44.4)
Debt retirement costs	—	(14.9)
Foreign exchange gain (loss)	(0.1)	2.6
Other income, net	1.7	0.5

Income before income taxes	99.9	58.4
Income tax expense	35.8	24.2

Net income	64.1	34.2
Less: Net income (loss) attributable to noncontrolling interest	0.1	(1.1)

Net income attributable to Kansas City Southern and subsidiaries	64.0	35.3
Preferred stock dividends	1.4	2.7

Net income available to common stockholders	$62.6	$32.6

Earnings per share:
Basic earnings per share	$0.60	$0.34

Diluted earnings per share	$0.58	$0.34

Average shares outstanding (in thousands):
Basic	104,269	95,890
Potentially dilutive common shares	5,482	568

Diluted	109,751	96,458

Kansas City Southern

Revenues & Carloads/Units By Commodity – First Quarter 2011 and 2010

	Revenues (in millions) First Quarter		%		Carloads and Units (in thousands) First Quarter		%		Revenue per Carload/Unit First Quarter		%
	2011	2010	Change		2011	2010	Change		2011	2010	Change

Chemical & Petroleum
Agri Chemicals	$6.0	$6.2	(3%	)	3.9	4.1	(5%	)	$1,538	$1,512	2%
Other Chemicals	40.3	36.7	10%		24.8	24.0	3%		1,625	1,529	6%
Petroleum	28.0	25.2	11%		18.7	18.9	(1%	)	1,497	1,333	12%
Plastics	22.6	21.5	5%		15.6	15.2	3%		1,449	1,414	2%

Total	96.9	89.6	8%		63.0	62.2	1%		1,538	1,441	7%

Industrial & Consumer Products
Forest Products	55.1	46.8	18%		32.7	30.6	7%		1,685	1,529	10%
Metals & Scrap	45.2	36.3	25%		29.0	25.0	16%		1,559	1,452	7%
Other	18.2	16.7	9%		20.4	17.8	15%		892	938	(5%	)

Total	118.5	99.8	19%		82.1	73.4	12%		1,443	1,360	6%

Agriculture & Minerals
Grain	50.3	56.0	(10%	)	30.9	35.1	(12%	)	1,628	1,595	2%
Food Products	34.6	32.5	6%		17.2	17.5	(2%	)	2,012	1,857	8%
Ores & Minerals	14.4	12.4	16%		13.0	11.4	14%		1,108	1,088	2%
Stone, Clay & Glass	5.8	5.1	14%		3.2	3.3	(3%	)	1,813	1,545	17%

Total	105.1	106.0	(1%	)	64.3	67.3	(4%	)	1,635	1,575	4%

Coal
Unit Coal	55.9	51.7	8%		58.6	61.4	(5%	)	954	842	13%
Other Coal	8.7	7.3	19%		10.1	10.6	(5%	)	861	689	25%

Total	64.6	59.0	9%		68.7	72.0	(5%	)	940	819	15%

Intermodal	54.2	42.6	27%		175.9	150.5	17%		308	283	9%

Automotive	31.1	21.7	43%		20.1	17.8	13%		1,547	1,219	27%

TOTAL FOR COMMODITY GROUPS	470.4	418.7	12%		474.1	443.2	7%		$992	$945	5%

Other Revenue	18.2	17.6	3%

TOTAL	$488.6	$436.3	12%